As filed with the Securities and Exchange Commission on June 2, 2025

Registration No. 333-274037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-274037

UNDER THE SECURITIES ACT OF 1933

SYLA Technologies Co., Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Japan	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Ebisu Prime Square Tower 7F

1-1-39 Hiroo

Shibuya-ku, Tokyo 150-0012

Japan

(Address of Principal Executive Offices) (Zip Code)

Employee Stock Purchase Plan
(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (800) 221-0102

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:

Masahisa Ikeda

Toshiro Mochizuki

Allen Overy Shearman Sterling GKJ

JP Tower 22F

2-7-2, Marunouchi

Chiyoda-ku, Tokyo 100-7022

Japan

Tel: +81-3-4567-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) by SYLA Technologies Co., Ltd., a joint stock corporation organized under Japanese law (the “Registrant”), relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

●	Registration Statement No. 333-274037, filed with the Securities and Exchange Commission by the Registrant on August 17, 2023, pertaining to the registration of 12,000 common shares of the Registrant, no par value (“Common Shares”), reserved for issuance under the Employee Stock Purchase Plan. The Common Shares may be represented by the American Depositary Shares of the Company, each of which represents 1/100 of one Common Share.

On June 1, 2025, pursuant to the terms of the Share Exchange Agreement, dated as of December 2, 2024 (as it may be amended, modified or supplemented from time to time, the “Share Exchange Agreement”), by and among CUMICA CORPORATION, a Japanese corporation (“CUMICA”) and the Registrant (together, the “Parties”), the Parties carried out a management integration of the two companies through a share exchange. As a consequence of the share exchange, CUMICA became the wholly-owning parent company of the Registrant and the Registrant became the wholly-owned subsidiary of CUMICA, with CUMICA acquiring all of the issued shares of common stock of the Registrant (the “Transaction”).

As a result of the Transaction and other transactions contemplated by the Share Exchange Agreement, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, by filing this Post-Effective Amendment, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan on the 2nd day of June, 2025.

SYLA Technologies Co., Ltd.

By:	/s/ Hiroyuki Sugimoto
Hiroyuki Sugimoto
Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.